Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

FAST RADIUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share, reserved for issuance pursuant to the Registrant’s 2022 Equity Incentive Plan	Other(4)	14,652,058(2)	$1.17(4)	$17,142,907.86	$0.0000927	$1,589.15

Equity	Common stock, $0.0001 par value per share, reserved for issuance pursuant to the Registrant’s 2022 Employee Stock Purchase Plan	Other(4)	2,150,000(3)	$1.17(4)	$2,515,500.00	$0.0000927	$233.19

Total Offering Amounts					$19,658,407.86	$0.0000927	$1,822.33

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$1,822.33

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Fast Radius, Inc. (the “Registrant”) that may become issuable under the terms of the 2022 Equity Incentive Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Represents shares of Common Stock reserved for issuance under the Registrant’s 2022 Equity Incentive Plan, including 3,652,058 shares of Common Stock that were automatically added to the shares reserved for issuance under the 2022 Equity Incentive Plan on April 1, 2022 pursuant to an “evergreen” provision contained in the 2022 Equity Incentive Plan. The 2022 Equity Incentive Plan provides that an additional number of shares will automatically be added annually to the shares authorized under the 2022 Equity Incentive Plan on January 1st of each calendar year, beginning on January 1, 2023 through and including January 1, 2031. The number of shares of Common Stock added each year will be equal to the least of: (a) five percent (5.0%) of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year; or (b) such number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

(3)

Represents shares of Common Stock reserved for issuance under the 2022 Employee Stock Purchase Plan. The total number of shares of Common Stock under the 2022 Employee Stock Purchase Plan will increase automatically on January 1st of each calendar year, beginning on January 1, 2023 through and including January 1, 2031, by a number of shares equal to the smallest of (a) one percent (1.0%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, (b) 4,300,000 shares, or (c) an amount determined by the Board.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on April 13, 2022.

Table 2: Fee Offset Claims and Sources

N/A